Eastern Light Capital Announces Second Quarter 2010 Results

SAN FRANCISCO, CA -- (Marketwire - August 24, 2010) - Eastern Light Capital, Incorporated ("ELC") (NYSE Amex: ELC), a specialty lender organized as a real estate investment trust ("REIT"), announced second quarter 2010 financial results, after yesterday's New York Stock Exchange ("NYSE") closing. ELC's net loss for the three and six months ended June 30, 2010 was $386,298 (($1.10) basic and diluted per share) and $651,654 (($1.85) basic and diluted per share), as compared to net income of $45,958 ($0.13 basic and $0.12 diluted per share) and $74,466 ($0.20 basic and diluted per share) for the like periods in 2009. Revenues were $36,767 and $85,539 for the three and six months ending June 30, 2010 and $128,165 and $206,958 for the like periods in 2010. Expenses were $450,443 and $728,440 for the three and six months ending June 30, 2009 as compared to $325,779 and $655,972 for the like periods in 2009. For the three months ended June 30, 2010, real estate sales transactions produced other income of $27,378 as compared to other income of $243,552 for the like period in 2009. The 2009 period also included a one-time gain of $400,000 from the retirement of Company debt. For the six months ended June 30, 2010 real estate and securities transactions produced a net loss of $8,753, as compared to other income of $523,480 for the like period in 2009.

About Eastern Light Capital

ELC is a specialty lender, organized as a REIT that has primarily invested in high yielding, mortgages located primarily in California. Historically, only residential loans with a combined loan-to-value of 75% or less were originated for ELC's mortgage investment portfolio. ELC is examining changes to its existing business model and investment policies to restore profitability and enhance shareholder value.

Safe Harbor Statement under the Securities Litigation Reform Act of 1995
This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. ELCs actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, Incorporated, San Francisco
Richard Wrensen
Chief Executive Officer
(415) 693-9500 ext. 102
www.elcreit.com